Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Reports Record Quarter Sales of $3.35 million
in Second Quarter Fiscal 2020 with Continued Record Backlog
and Provides Sales Guidance

•	Highest Quarterly Sales in Company history of $3.35 million
•	Record high backlog of $4.17 million
•	Second quarter gross margin 46.2%
•	Achieved net income of $115,000 versus $59,000 in second quarter FY2019
•	Second quarter revenues increased 19% vs last year, with 15% - 25% growth expected for Fiscal 2020

MILTON, N.Y., October 14, 2019 – Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its fiscal 2020 second quarter and year-to-date period ended August 31, 2019.

Dr. Christopher L. Coccio, Chairman and CEO commented that “The second quarter of FY2020 showed 19% revenue growth, along with a strong increase in our bottom line. As previously announced, we have initiated expansion of our manufacturing facility and have acquired new machinery to accommodate our continued and anticipated growth. Our strategy to provide customers with a high level of application engineering support, in combination with large complex ultrasonic coating systems, that are often highly customized, continues to gain momentum. These orders increase our average revenue per order compared to less sophisticated systems and individual units, and we are expecting this trend to continue.”

The Company experienced significant growth in sales of larger Multi-Axis coating systems, along with an increase in Integrated Coating Systems. Growth in these product categories more than offset the decline in OEM system sales. The same general trends were seen in the first half year results comparisons. There was a dip in sales to several China based OEM partners, but the Asia Pacific results were stable through the first half with a strong second quarter performance.

The Electronics / Microelectronics sector saw a significant increase, primarily derived from the semiconductor industry, and this drove the Company’s increases in the first half of the year and more so in the second quarter.

“Due to the continued record increase in our orders and backlog this quarter, we are expecting third quarter revenues to also show an increase of 15-25% over last year and for this trend to continue through the balance of the Fiscal Year”, commented Dr. Christopher L. Coccio, Chairman and CEO.

Year-to-Date Fiscal 2020 Results (Narrative compares with prior-year period unless otherwise noted)

	Six Months Ended August 31,		Change
	2019	2018	$	%
Net Sales	$6,168,000	$5,519,000	649,000	12%
Gross Profit	2,852,000	2,616,000	236,000	9%
Gross Margin	46.2%	47.4%
Operating Income	$97,000	$46,000	51,000	111%
Operating Margin	1.6%	0.8%
Net Income	$140,000	$81,000	59,000	73%
Net Margin	2.3%	1.5%
Diluted Earnings Per Share	$0.01	$0.01
Weighted Average Shares - Diluted	15,377,000	15,169,000

Second Quarter Fiscal 2020 Results (Narrative compares with prior-year period unless otherwise noted)

	Three Months Ended August 31,		Change
	2019	2018	$	%
Net Sales	$3,346,000	$2,818,000	528,000	19%
Gross Profit	1,547,000	1,345,000	202,000	15%
Gross Margin	46.2%	47.7%
Operating Income	$92,000	$14,000	78,000	557%
Operating Margin	2.8%	0.5%
Net Income	$115,000	$59,000	56,000	95%
Net Margin	3.4%	2.1%
Diluted Earnings Per Share	$0.01	$0.00
Weighted Average Shares - Diluted	15,399,000	15,224,000

The Company’s sales growth was primarily driven from the Electronics/Microelectronics market (up 100%), and the Medical market (up 7%). The Company’s strategy of providing paid coating services as a part of its Application Engineering services in addition to its coating equipment, is clearly benefitting revenues.

From a product sales perspective, Integrated Coating Systems increased by 46% or $130,000, and Multi-Axis Coating Systems increased 43% or $545,000, while OEM systems decreased by 53% or $281,000. Quarterly demand and revenue in any of the Market or Product baskets typically varies due to the size and timing of orders, so the multi-quarter totals at year-end are often more significant, reflecting overall Market and Product trends.

In the second quarter of fiscal 2020, approximately 72% of sales originated outside of the United States and Canada compared with 62% in the prior-year period. This increase in export sales was greatly impacted by a larger custom medical device coating platform sold into Latin America.

The change in product mix resulted in slightly lower gross margin of 46.2%, but due to increased revenues the Company increased its net income by $56,000 to $115,000 for the quarter. The Company expects its income to rise considerably as it proceeds through the fiscal year, due to increasing backlog and growth in orders with associated leverage on operating costs.

Balance Sheet and Cash Flow Overview

Cash and cash equivalents and short-term investments at quarter-end were $5.7 million, up from $5.5 million at the end of fiscal 2019. The increase was the result of the timing of working capital requirements primarily due to an increase in customer deposits and accounts payable. These increases were partially offset by increased inventories and capital expenditures. Higher inventory is to address both customer demand for shorter delivery cycles and increased order levels.

Year-to-date capital expenditures were $319,000 compared with $160,000 in the prior-year period.  The increase was primarily due to investments to upgrade the Company’s manufacturing facilities.  Sono-Tek anticipates total capital expenditures to be approximately $0.5 million to $0.6 million in fiscal 2020.

At August 31, 2019, the Company had total debt of $790,000, down $81,000 since fiscal 2019 year-end. Long-term debt is comprised of the mortgage on the Company’s industrial park complex and has an interest rate of 4.15%.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement
This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products and paid coating services; adequacy of financing; capacity additions; the ability to enforce patents; maintenance of operating leverage; continued effectiveness of investment in application engineering support; the successful transition to sales of more complex systems; maintenance of order backlog; consummation of order proposals; continued sales growth in the Electronics/Microelectronics and Medical market areas; and the ability to achieve increased sales volume and net income at projected levels. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com